Exhibit 99.1

           Actuant Announces Record Third Quarter Sales and Earnings

    MILWAUKEE--(BUSINESS WIRE)--June 20, 2006--Actuant Corporation (NYSE:ATU) today announced record sales and earnings for its third quarter ended May 31, 2006. Third quarter fiscal 2006 net earnings and diluted earnings per share ("EPS") were $26.8 million and $0.86, respectively, compared to net earnings and EPS of $20.0 million and $0.66, respectively, for the third quarter of fiscal 2005. Third quarter 2005 and 2006 EPS includes $0.02 and $0.08 per diluted share of favorable tax reserve adjustments, respectively. Excluding these tax adjustments, third quarter EPS increased 22% year-over-year. Net earnings for the nine months ended May 31, 2006 were $67.4 million, or $2.19 per diluted share, compared to $52.1 million, or $1.79 per diluted share for the comparable prior year period, representing increases of 29% and 22%, respectively.
    Third quarter sales increased approximately 17% to $316.7 million compared to $271.7 million in the prior year, driven by strong base business growth and revenues from acquired businesses. Excluding foreign currency exchange rate changes and sales from acquired businesses, third quarter sales increased approximately 11% from the comparable prior year period. Sales for the nine-months ended May 31, 2006 were $876.6 million, approximately 24% higher than the $706.7 million in the comparable prior year period, reflecting sales volume added through business acquisitions and strong base business growth. Excluding the impact of foreign currency rate changes and sales from acquired businesses, sales increased 7% for the nine-month period.
    Net debt at May 31, 2006 was approximately $460 million (gross debt of $479 million less approximately $19 million of cash), compared to $417 million at the beginning of the quarter. The increase in debt during the quarter was attributable to the $95 million of borrowings to fund the D.L. Ricci and Precision Sure-Lock acquisitions, partially offset by approximately $52 million of third quarter cash flow. Availability under the Company's revolving credit facility remained strong at approximately $171 million as of May 31, 2006.
    Third quarter Tools & Supplies segment sales were $193 million, an approximate 22% increase over fiscal 2005. Excluding foreign currency exchange rate changes and sales from acquired businesses, segment sales increased approximately 10% from the comparable prior year period, driven by continued growth in shipments to the industrial tools and electrical markets. Fiscal 2006 third quarter Engineered Solutions segment sales increased approximately 9% year-over-year to $124 million. Excluding foreign currency exchange rate changes, Engineered Solutions sales increased 11%, a significant improvement from the -1% year-over-year sales change in the second quarter, driven primarily by the substantial increase in automotive convertible top system sales.
    Robert C. Arzbaecher, President and CEO of Actuant, commented, "We are pleased with third quarter results, especially the 11% sales growth (excluding currency and acquisitions) and the $52 million of cash flow. We continued to see strong demand from a number of our end markets during the quarter, including industrial tools and electrical products, as well as the acceleration in automotive convertible top sales growth. The acquisitions of D.L. Ricci and Precision Sure-Lock in April also added a combined $5.3 million to third quarter revenues. These two businesses complement our existing industrial tools platforms by providing us new products and services that can be combined with our existing offerings to deliver more value to customers."
    "Actuant's third quarter operating profit margins improved approximately 100 basis points year-over-year, the combined result of favorable sales and acquisition mix, increased fixed cost absorption, cost reductions and increased low cost country sourcing. While we were pleased with these improvements, certain of our businesses are not meeting our margin expectations. This includes automotive due to start-up inefficiencies, European electrical due to a high cost structure, and recreational vehicle due to current industry shipment levels. In addition, a number of businesses experienced sharp increases in the cost of commodities such as electrical steel, plastic resins and copper during the quarter. While we are working hard to manage all of these issues, we expect them to reduce the year-over-year margin growth in the fourth quarter and into 2007."
    "We made progress during the quarter on restructuring plans for the European electrical business, and expect to begin a multi-faceted program in the next quarter to reduce costs and streamline the business, including shifting labor intensive work out of high-cost regions, outsourcing certain functions to third parties, reducing or eliminating low-margin product lines, and consolidating facilities. While the details of all actions have yet to be finalized, we expect the aggregate pre-tax restructuring costs to be in the range of $17-20 million (approximately $0.49-0.58 per diluted share), to be recognized starting in the fourth quarter and continuing through the end of fiscal 2007. We anticipate annual pre-tax savings from the restructuring of approximately $7-8 million when fully completed, which we expect in the beginning of fiscal 2008."
    Arzbaecher concluded, "This brings us to our outlook for the final quarter of fiscal 2006 and our initial view on fiscal 2007. We are expecting fourth quarter results to be similar to those generated in the third quarter (excluding the third quarter tax adjustments), with sales in the range of $310-320 million and EPS of $0.73-0.78 per share, excluding European electrical restructuring costs. Fourth quarter year-over-year sales and EPS growth are forecasted to be in the 15-19% and 16-24% ranges, respectively. Based on these estimates, our fiscal 2006 full year outlook for sales is $1.187-1.196 billion and EPS is $2.92-2.97, again excluding European electrical restructuring costs. Based on an assessment of our markets and the broader economy, as well as a full year's benefit of this year's acquisitions, we anticipate continued sales and EPS growth in 2007. We anticipate fiscal 2007 sales in the range of $1.29-1.31 billion and EPS of $3.15-3.35 per diluted share, excluding European electrical restructuring costs and future acquisitions. We are optimistic about Actuant's future and believe the ongoing execution of our business model will continue to reward shareholders."

    Safe Harbor Statement

    Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant's results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company's new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company's registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.
    An investor conference call is scheduled for 11am ET today, June 20, and may be listened to via web cast on Actuant's website at www.actuant.com.

    About Actuant

    Actuant, headquartered in Glendale, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to over $1 billion and its market capitalization from $113 million to over $1.5 billion. The Company employs a workforce of more than 6,000 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

    (tables follow)


                          Actuant Corporation
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)


                                              May 31,      August 31,
                                                2006          2005
                                            ------------  ------------
                                            (Unaudited)
ASSETS
Current assets
    Cash and cash equivalents                   $19,212       $10,356
    Accounts receivable, net                    164,835       131,185
    Inventories, net                            151,571       135,960
    Deferred income taxes                        15,428        14,974
    Other current assets                          8,830         6,838
                                            ------------  ------------
        Total current assets                    359,876       299,313

Property, plant and equipment, net               95,595        83,879
Goodwill                                        491,886       428,285
Other intangible assets, net                    203,802       175,001
Other long-term assets                           13,114         9,857
                                            ------------  ------------

        Total assets                         $1,164,273      $996,335
                                            ============  ============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Short-term borrowings                           $66           $21
    Trade accounts payable                      113,502        89,506
    Accrued compensation and benefits            41,436        32,663
    Income taxes payable                         19,111        15,049
    Current maturities of long-term debt          9,523           136
    Other current liabilities                    50,658        51,360
                                            ------------  ------------
        Total current liabilities               234,296       188,735

Long-term debt, less current maturities         469,649       442,661
Deferred income taxes                            68,009        58,783
Pension and postretirement benefit accruals      42,344        41,192
Other long-term liabilities                      17,305        20,131

Shareholders' equity
    Capital stock                                 5,456         5,410
    Additional paid-in capital                 (359,299)     (370,875)
    Accumulated other comprehensive income
     (loss)                                     (10,173)      (20,282)
    Restricted stock awards                      (2,699)       (1,452)
    Stock held in trust                          (1,314)       (1,166)
    Deferred compensation liability               1,314         1,166
    Retained earnings                           699,385       632,032
                                            ------------  ------------
        Total shareholders' equity              332,670       244,833
                                            ------------  ------------

Total liabilities and shareholders' equity   $1,164,273      $996,335
                                            ============  ============




                          Actuant Corporation
             Condensed Consolidated Statements of Earnings
            (Dollars in thousands except per share amounts)



                          Three Months Ended      Nine Months Ended
                               May 31,                 May 31,
                        ----------------------  ----------------------
                            2006       2005         2006       2005
                        ----------------------  ----------------------
                             (Unaudited)             (Unaudited)

Net sales                 $316,662   $271,733     $876,557   $706,677
Cost of products sold      210,767    185,071      580,123    481,824
                        ----------------------  ----------------------
    Gross profit           105,895     86,662      296,434    224,853

Selling, administrative
 and engineering
 expenses                   61,171     51,174      175,086    134,151
Amortization of
 intangible assets           1,884      1,610        5,443      3,476
                        ----------------------  ----------------------
    Operating profit        42,840     33,878      115,905     87,226

Financing costs, net         6,785      4,936       18,936     10,781
Other (income) expense,
 net                           659        435        1,682       (744)
                        ----------------------  ----------------------
    Earnings from
     operations before
     income tax expense
     and minority
     interest               35,396     28,507       95,287     77,189

Income tax expense           8,636      8,744       28,015     25,572
Minority interest, net
 of income taxes               (27)      (234)         (81)      (519)
                        ----------------------  ----------------------

Net earnings               $26,787    $19,997      $67,353    $52,136
                        ======================  ======================


Earnings per share
    Basic                    $0.99      $0.74        $2.49      $2.03
    Diluted                   0.86       0.66         2.19       1.79

Weighted average common
 shares outstanding
    Basic                   27,150     26,956       27,091     25,663
    Diluted                 31,717     31,438       31,591     30,165




                          Actuant Corporation
            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)


                              Three Months Ended    Nine Months Ended
                                    May 31,              May 31,
                              ----------------------------------------
                                2006      2005       2006      2005
                              --------- ---------  --------- ---------

Operating Activities
Net earnings                   $26,787   $19,997    $67,353   $52,136
Adjustments to reconcile net
 earnings to net cash provided
 by operating activities:
  Depreciation and
   amortization                  6,681     6,448     19,923    16,245
  Amortization of debt
   discount and debt issuance
   costs                           368       359      1,089       936
  Stock-based compensation
   expense                       1,476     1,228      3,648     3,168
  Provision for deferred
   income taxes                 (1,305)      316       (802)     (475)
  Loss/(gain) on disposal of
   assets                         (345)      145       (275)     (151)
  Changes in operating assets
   and liabilities, excluding
   the effects of the business
   acquisitions:
      Accounts receivable       (5,724)   (4,509)   (22,375)  (11,753)
      Increase in AR
       securitization program    3,808     1,790      4,250    21,070
      Inventories               (2,885)    4,525     (8,198)   (5,513)
      Prepaid expenses and
       other assets               (497)      349     (1,727)    3,085
      Trade accounts payable    15,509     4,304     18,022    (1,548)
      Income taxes payable       4,181    (3,321)     5,831      (448)
      Reimbursement of tax
       refund to former
       subsidiary                    -         -          -   (15,837)
      Other accrued
       liabilities               6,822    (2,395)     3,138    (8,889)
                              --------- ---------  --------- ---------
Net cash provided by operating
 activities                     54,876    29,236     89,877    52,026

Investing Activities
Proceeds from sale of
 property, plant and equipment     474         -        589     2,839
Capital expenditures            (5,566)   (3,558)   (15,465)  (11,505)
Cash paid for business
 acquisitions, net of cash
 acquired                      (95,539)  (94,808)  (104,876) (381,955)
                              --------- ---------  --------- ---------
Net cash used in investing
 activities                   (100,631)  (98,366)  (119,752) (390,621)

Financing Activities
Net borrowings (repayments) on
 revolving credit facilities
 and short-term borrowings      51,566    72,077     36,481    17,881
Proceeds from issuance of term
 loans                               -         -          -   250,000
Proceeds from euro-denominated
 acquisition loan                    -         -          -    19,602
Principal payments on term
 loans                               -      (827)         -    (3,045)
Retirement of KCI 10.5% bonds        -         -          -   (82,800)
Debt issuance costs                  -         -          -    (2,300)
Net proceeds from Class A
 common stock offering               -         -          -   134,360
Payment of Cash Dividend             -         -     (2,165)        -
Tax benefit from stock-based
 compensation                    1,489       401      2,149     3,548
Stock option exercises and
 other                             514       500      1,991     2,056
                              --------- ---------  --------- ---------
Net cash provided by financing
 activities                     53,569    72,151     38,456   339,302

Effect of exchange rate
 changes on cash                   419      (206)       275       144
                              --------- ---------  --------- ---------
Net increase in cash and cash
 equivalents                     8,233     2,815      8,856       851
Cash and cash equivalents -
 beginning of period            10,979     4,069     10,356     6,033
                              --------- ---------  --------- ---------
Cash and cash equivalents -
 end of period                 $19,212    $6,884    $19,212    $6,884
                              ========= =========  ========= =========




ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
  (Dollars in thousands)

                                       FISCAL 2005
                    --------------------------------------------------
                        Q1        Q2        Q3        Q4      TOTAL
                    --------------------------------------------------
SALES
   TOOLS & SUPPLIES
    SEGMENT          $112,537  $138,546  $158,211  $174,250  $583,544
   ENGINEERED
    SOLUTIONS
    SEGMENT            87,140    96,721   113,522    95,139   392,522
                    --------------------------------------------------
      TOTAL          $199,677  $235,267  $271,733  $269,389  $976,066
                    ==================================================

% SALES GROWTH
   TOOLS & SUPPLIES
    SEGMENT              16.8%     33.8%     43.9%     63.9%     40.2%
   ENGINEERED
    SOLUTIONS
    SEGMENT              24.0%     33.5%     31.2%     16.8%     26.3%
      TOTAL              19.9%     33.7%     38.3%     43.5%     34.3%

OPERATING PROFIT
   TOOLS & SUPPLIES
    SEGMENT           $17,493   $19,621   $21,924   $28,537   $87,575
   ENGINEERED
    SOLUTIONS
    SEGMENT            12,080    10,803    16,091    10,792    49,766
   CORPORATE /
    GENERAL            (3,163)   (3,486)   (4,137)   (4,064)  (14,850)
                    --------------------------------------------------
      TOTAL           $26,410   $26,938   $33,878   $35,265  $122,491
                    ==================================================

OPERATING PROFIT %
   TOOLS & SUPPLIES
    SEGMENT              15.5%     14.2%     13.9%     16.4%     15.0%
   ENGINEERED
    SOLUTIONS
    SEGMENT              13.9%     11.2%     14.2%     11.3%     12.7%
      TOTAL
       (INCLUDING
       CORPORATE)        13.2%     11.4%     12.5%     13.1%     12.5%

EBITDA
   TOOLS & SUPPLIES
    SEGMENT           $19,262   $22,560   $25,619   $31,877   $99,318
   ENGINEERED
    SOLUTIONS
    SEGMENT            13,384    13,345    18,143    13,150    58,022
   CORPORATE /
    GENERAL              (919)   (3,308)   (3,871)   (4,186)  (12,284)
                    --------------------------------------------------
      TOTAL           $31,727   $32,597   $39,891   $40,841  $145,056
                    ==================================================

EBITDA %
   TOOLS & SUPPLIES
    SEGMENT              17.1%     16.3%     16.2%     18.3%     17.0%
   ENGINEERED
    SOLUTIONS
    SEGMENT              15.4%     13.8%     16.0%     13.8%     14.8%
      TOTAL
       (INCLUDING
       CORPORATE)        15.9%     13.9%     14.7%     15.2%     14.9%



                                       FISCAL 2006
                    --------------------------------------------------
                        Q1        Q2        Q3        Q4      TOTAL
                    --------------------------------------------------
SALES
   TOOLS & SUPPLIES
    SEGMENT          $181,306  $174,577  $192,580            $548,463
   ENGINEERED
    SOLUTIONS
    SEGMENT           102,570   101,442   124,082             328,094
                    --------------------------------------------------
      TOTAL          $283,876  $276,019  $316,662      $ -   $876,557
                    ==================================================

% SALES GROWTH
   TOOLS & SUPPLIES
    SEGMENT              61.1%     26.0%     21.7%               34.0%
   ENGINEERED
    SOLUTIONS
    SEGMENT              17.7%      4.9%      9.3%               10.3%
      TOTAL              42.2%     17.3%     16.5%               24.0%

OPERATING PROFIT
   TOOLS & SUPPLIES
    SEGMENT           $30,416   $27,355   $32,479             $90,250
   ENGINEERED
    SOLUTIONS
    SEGMENT            11,762    11,131    14,342              37,235
   CORPORATE /
    GENERAL            (3,967)   (3,632)   (3,981)            (11,580)
                    --------------------------------------------------
      TOTAL           $38,211   $34,854   $42,840      $ -   $115,905
                    ==================================================

OPERATING PROFIT %
   TOOLS & SUPPLIES
    SEGMENT              16.8%     15.7%     16.9%               16.5%
   ENGINEERED
    SOLUTIONS
    SEGMENT              11.5%     11.0%     11.6%               11.3%
      TOTAL
       (INCLUDING
       CORPORATE)        13.5%     12.6%     13.5%               13.2%

EBITDA
   TOOLS & SUPPLIES
    SEGMENT           $33,530   $30,868   $35,395             $99,793
   ENGINEERED
    SOLUTIONS
    SEGMENT            14,105    13,968    17,348              45,421
   CORPORATE /
    GENERAL            (3,601)   (3,586)   (3,881)            (11,068)
                    --------------------------------------------------
      TOTAL           $44,034   $41,250   $48,862      $ -   $134,146
                    ==================================================

EBITDA %
   TOOLS & SUPPLIES
    SEGMENT              18.5%     17.7%     18.4%               18.2%
   ENGINEERED
    SOLUTIONS
    SEGMENT              13.8%     13.8%     14.0%               13.8%
      TOTAL
       (INCLUDING
       CORPORATE)        15.5%     14.9%     15.4%               15.3%




ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
  (Dollars in thousands)

                                          FISCAL 2005
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------

EBITDA (1)
   NET EARNINGS           $16,941  $15,198  $19,997  $19,115  $71,251
      FINANCING COSTS,
       NET                  1,938    3,907    4,936    6,146   16,927
      INCOME TAX EXPENSE    8,806    8,022    8,744    9,440   35,012
      DEPRECIATION &
       AMORTIZATION         4,098    5,699    6,448    6,176   22,421
      MINORITY INTEREST,
       NET OF INCOME TAX      (56)    (229)    (234)     (36)    (555)
                         ---------------------------------------------
   EBITDA (NON-GAAP
    MEASURE)              $31,727  $32,597  $39,891  $40,841 $145,056
                         =============================================


                                          FISCAL 2006
                         ---------------------------------------------
                            Q1       Q2       Q3       Q4      TOTAL
                         ---------------------------------------------

EBITDA (1)
   NET EARNINGS           $21,268   19,298   26,787           $67,353
      FINANCING COSTS,
       NET                  6,067    6,084    6,785            18,936
      INCOME TAX EXPENSE   10,220    9,159    8,636            28,015
      DEPRECIATION &
       AMORTIZATION         6,521    6,721    6,681            19,923
      MINORITY INTEREST,
       NET OF INCOME TAX      (42)     (12)     (27)              (81)
                         ---------------------------------------------
   EBITDA (NON-GAAP
    MEASURE)              $44,034  $41,250  $48,862     $ -  $134,146
                         =============================================



(1) EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and minority interest. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160